Exhibit 23.2

December 5, 2016

As independent oil and gas consultants, the undersigned hereby consents to the use of information contained in our report in this Registration Statement, which relates to a prior Registration Statement on Form S-3 (Registration No. 333-200324) and to all references to our firm in the Registration Statement.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693